Exhibit (a)(5)(C)

Fidelity National Financial, Inc. Commences Tender Offer for

all Outstanding Shares of O’Charley’s

Jacksonville, Fla. — (February 27, 2012) — Fidelity National Financial, Inc. (NYSE:FNF), a leading provider of title insurance, mortgage services and diversified services, today announced the commencement of a tender offer through its indirect wholly-owned subsidiary, Fred Merger Sub Inc., for all of the outstanding common stock of O’Charley’s Inc. (“O’Charley’s”) (NASDAQ:CHUX) that FNF does not currently own for $9.85 per share, net to the seller in cash, without interest and less any required withholding taxes. The tender offer is being made pursuant to an Offer to Purchase, dated February 27, 2012, and in connection with the previously announced Agreement and Plan of Merger, dated February 5, 2012, among FNF, Fred Merger Sub Inc. and O’Charley’s.

The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Monday, April 2, 2012, unless the tender offer is extended. The tender offer is conditioned on shares that, when combined with FNF’s existing 9.5% ownership stake, represent more than a majority of the outstanding shares of O’Charley’s (calculated on a fully-diluted basis, as defined in the Agreement and Plan of Merger) being validly tendered and not withdrawn, as well as other customary closing conditions, including the expiration of the HSR waiting period. Following the successful completion of the tender offer, FNF’s indirect wholly-owned subsidiary, Fred Merger Sub Inc., will merge with and into O’Charley’s, and the outstanding O’Charley’s shares not tendered in the tender offer will be converted into the right to receive the same $9.85 per share, net to the seller in cash, without interest and less any required withholding taxes, paid in the tender offer.

Today, FNF will file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, containing the Offer to Purchase, form of Letter of Transmittal and related tender offer documents, setting forth in detail the terms and conditions of the tender offer. O’Charley’s will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of the O’Charley’s Board of Directors that O’Charley’s shareholders accept the tender offer and tender their shares to FNF pursuant to the tender offer. As previously disclosed, the O’Charley’s Board of Directors has unanimously approved the transactions.

The Depositary for the tender offer is American Stock Transfer & Trust Company, LLC, Operations Center, Attn: Reorganization Department, P.O. Box 2042, New York, New York 10272-2042. The Dealer Manager for the tender offer is Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022. The Information Agent for the tender offer is Georgeson Inc., 99 Water Street, 26th Floor, New York, NY 10038. The tender offer materials may be obtained at no charge by directing a request by mail to Georgeson Inc. or by calling toll-free at (866) 785-7395.

About FNF

Fidelity National Financial, Inc. (NYSE:FNF), is a leading provider of title insurance, mortgage services and diversified services. FNF is the nation’s largest title insurance company through its title insurance underwriters — Fidelity National Title, Chicago Title, Commonwealth Land Title and Alamo Title—that collectively issue more title insurance policies than any other title company in the United States. In addition, among other operations, FNF owns minority interests in Ceridian Corporation, a leading provider of global human capital management and payment solutions, Remy International, Inc., a leading designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles and American Blue Ribbon Holdings, LLC, an owner and operator of the Village Inn, Bakers Square and Max & Erma’s restaurants. More information about FNF can be found at www.fnf.com.

Important Information about the Tender Offer

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO, CONTAINING AN OFFER TO PURCHASE, FORM OF LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS, FILED BY FNF WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON FEBRUARY 27, 2012. O’CHARLEY’S WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 RELATING TO THE TENDER OFFER WITH THE SEC. FNF AND O’CHARLEY’S WILL MAIL THESE DOCUMENTS TO ALL O’CHARLEY’S SHAREHOLDERS OF RECORD. THESE DOCUMENTS, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND O’CHARLEY’S SHAREHOLDERS ARE URGED TO READ THEM CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. THE TENDER OFFER MATERIALS MAY BE OBTAINED AT NO CHARGE BY DIRECTING A REQUEST BY MAIL TO GEORGESON INC., 99 WATER STREET, 26TH FLOOR, NEW YORK, NY 10038, OR BY CALLING TOLL-FREE AT ((866) 785-7395, AND MAY ALSO BE OBTAINED AT NO CHARGE AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV.

Forward Looking Statements

This press release contains forward-looking statements relating to the potential acquisition of O’Charley’s by FNF and its affiliates, including the expected date of closing of the acquisition and the potential benefits of the transaction. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The actual results of the transaction could vary materially as a result of a number of factors, including: uncertainties as to how many of shareholders of O’Charley’s will tender their stock in the offer, the possibility that competing offers will be made and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FNF’s Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements reflect FNF’s expectations as of the date of this press release. FNF undertakes no obligation to update the information provided herein.

SOURCES: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President and Treasurer, 904-854-8120,

dkmurphy@fnf.com

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